Exhibit 99.1

ASTROTECH ENGAGES SANMINA TO SCALE MANUFACTURING

Austin, Texas – March 30, 2021

Astrotech Corporation (NASDAQ: ASTC) announced today that its Astrotech Technologies, Inc. subsidiary has entered into an agreement with Sanmina Corporation to manufacture its mass spectrometry products. Sanmina is a leading integrated manufacturing solutions provider for the Electronics Manufacturing Services (EMS) market.

“Sanmina was selected following our extensive review of other premier contract manufacturing organizations,” said Thomas B. Pickens III, Chairman and Chief Executive Officer of Astrotech. “We feel confident in Sanmina’s ability, as an industry leader and a Fortune 500 company, to help us scale and to keep pace with our planned growth.  With Sanmina’s level of sophistication and technical expertise, we believe that they are a great fit for Astrotech.”

As part of the relationship, Sanmina will manufacture 1st Detect’s TRACER 1000™.  They have also agreed to manufacture AgLAB’s AgLAB-1000™ and BreathTech’s BreathTest-1000™ once those products are officially released.

About Astrotech Corporation

Astrotech (NASDAQ: ASTC) is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value. 1st Detect develops, manufactures, and sells trace detectors for use in the security and detection market. AgLAB is developing chemical analyzers for use in the agriculture market. BreathTech is developing a breath analysis tool to provide early detection of diseases in the breath. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

Company Contact: Eric Stober, Chief Financial Officer, Astrotech Corporation, (512) 485-9530